EXHIBIT 99

Rayonier Reports Third Quarter 2003 Earnings

JACKSONVILLE, Fla., OCTOBER 21, 2003—Rayonier (NYSE:RYN) today reported third quarter 2003 net income of $8.1 million, or 19 cents per share, compared to $31.7 million, or 74 cents per share, in second quarter 2003 and $15.6 million, or 37 cents per share, in third quarter 2002. Third quarter 2003 results included 8 cents per share for REIT conversion costs and second quarter 2003 results included 59 cents per share from the Matanzas Marsh land sale.

Lee Nutter, Chairman, President and CEO said: “While we experienced solid results from our land sales business, improved lumber markets and steady U.S. timber prices, third quarter results reflected expenses associated with our planned REIT conversion and an extremely challenging cost environment for our performance fibers business. Nonetheless, we again demonstrated Rayonier’s strong cash generating capability through the business cycle, increasing cash by nearly $40 million to $86 million at quarter-end. In addition, we remain on schedule for our January 1, 2004, conversion to a REIT and the payment of a special dividend of undistributed earnings and profits this December.”

Sales of $268 million were $28 million below second quarter primarily due to the Matanzas sale and lower Northwest timber volume. Compared to third quarter 2002, sales declined $26 million, principally due to lower trading activity, performance fibers volume and timber prices.

Cash provided by operating activities of $64 million and free cash flow of $26 million were $6 million and $18 million, respectively, below second quarter primarily due to lower operating income. Cash provided by operating activities and free cash flow were $10 million and $14 million, respectively, below third quarter 2002 also due to lower operating income. Adjusted

EBITDA was $62 million, a decrease of $33 million and $20 million from second quarter 2003 and third quarter 2002, respectively, mainly due to lower operating results. (Adjusted EBITDA and free cash flow are non-GAAP measures defined in Exhibit A.)

Debt at quarter-end of $620 million was $2 million and $33 million below second quarter and year-end 2002, respectively. The continuing improvement in our debt-to-capital ratio to 44.9 percent reflected a decline of 0.9 and 3.0 percentage points from second quarter and year-end 2002, respectively.

Performance Fibers

Sales of $132 million were comparable to second quarter with higher cellulose specialties volume offset by lower absorbent materials volume. Operating income of $2 million was $1 million below the second quarter primarily due to record high weather-related hardwood chip costs and slightly weaker cellulose specialties prices, partly offset by increased cellulose specialties volume and absorbent materials prices. Compared to third quarter 2002, sales and operating income declined $7 and $10 million, respectively, due to lower volume and higher hardwood chip, chemical and maintenance costs, partially offset by increased prices in both cellulose specialties and absorbent materials.

Timber and Land

Sales of $59 million and operating income of $32 million were below the second quarter by $32 million and $27 million, respectively, mainly due to the Matanzas sale as well as seasonally lower third quarter Northwest timber volume. Compared to third quarter 2002, sales decreased $5 million and operating income declined $1 million due to lower Northwest timber volume and prices, partly offset by improved land sales margins.

Wood Products

Sales of $36 million were $4 million above second quarter and the operating loss of $1 million reflected an improvement of $1 million principally due to higher lumber prices and volumes. Compared to third quarter 2002, sales were higher and the operating loss improved by $3 million due to increased lumber prices and lower lumber manufacturing costs.

Other Operations

Sales of $42 million were in line with second quarter, while the operating loss of $0.2 million reflected an improvement of $0.7 million. Compared to third quarter 2002, sales declined $15 million due to lower trading activity while the operating loss improved $0.3 million.

Other Items

Corporate expenses of $11.0 million were $3.1 million and $7.7 million above prior quarter and third quarter 2002, respectively, primarily due to REIT conversion costs of $4.2 million. The variance to third quarter 2002 also reflected an increase of $2.4 million in stock price-based incentive compensation accruals.

Intersegment eliminations and other included $0.5 million in balance sheet-related foreign exchange gains, compared to a $2.8 million benefit in the second quarter and a $1.1 million loss in third quarter 2002. Interest expense of $12.1 million was comparable to second quarter and $2.4 million below third quarter 2002 primarily due to lower debt.

The effective tax rate of 22.2 percent compared to 24.6 percent for the second quarter and 29.1 percent in third quarter 2002. The lower rate compared to prior year was primarily due to increased foreign and other tax credits.

Outlook

Although demand continues to be strong for cellulose specialties and Northwest timber earnings are forecasted to improve from the seasonally low third quarter, fourth quarter net income is likely to be near break-even. Earnings are expected to be adversely impacted by REIT project expenses (approximately 5 cents per share), delays in realizing Northwest timber earnings (approximately 6 cents per share) as contract terms of sale are revised to take advantage of REIT status in first quarter 2004, and continued exceptionally high hardwood chip costs at performance fibers. For 2003, REIT conversion costs and timber contract-related earnings deferrals are anticipated to reduce income by approximately 20 cents per share.

“We are very pleased with market reaction to our REIT plans and believe the tax-efficient structure will provide additional opportunities for growth and further increases in shareholder value,” Nutter said. “In early November we will announce the schedule and election process for the special dividend of earnings and profits to be paid in December.”

Rayonier has more than 2 million acres of timber and land in the U.S. and New Zealand and is the world’s premier supplier of high performance specialty cellulose fibers. Approximately 40 percent of Rayonier’s sales are outside the U.S. to customers in more than 50 countries.

Reported results are preliminary and not final until filing of the third quarter Form 10-Q with the Securities and Exchange Commission. Comments about anticipated demand, sales, expenses and earnings, and the Company’s expected REIT conversion, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for cellulose specialties, absorbent materials, timber or wood products; adverse weather conditions; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the closing of land sale transactions; the timing of the Company’s election to be taxed as a REIT and its ability to satisfy complex rules in order to qualify as a REIT; and implementation or revision of governmental policies and regulations affecting the environment, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the company’s most recent Form 10-K/A on file with the Securities and Exchange Commission.

See Exhibit A for definitions of the non-GAAP financial measures “Adjusted EBITDA” and “free cash flow,” and Exhibits G and H for reconciliations of each to cash provided by operating activities.

A conference call will be held on Wednesday, October 22 at 4:15 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging on to www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 719-457-2649.

For more information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

RAYONIER

FINANCIAL HIGHLIGHTS *

SEPTEMBER 30, 2003 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Profitability
Sales	$267.6	$295.9	$293.1	$829.4	$831.1
Operating income	$21.7	$54.0	$35.5	$94.9	$102.9
Income from continuing operations	$8.1	$31.7	$15.5	$48.0	$42.1
Discontinued operations	$—	$—	$0.1	$—	$(0.8)
Net income (after disc. ops)	$8.1	$31.7	$15.6	$48.0	$41.3
Diluted earnings per share:
Continuing operations	$0.19	$0.74	$0.37	$1.13	$0.99
Net income (after disc. ops)	$0.19	$0.74	$0.37	$1.13	$0.97
Operating income
as a percent of sales	8.1%	18.2%	12.1%	11.4%	12.4%
ROE (annualized) (a)	0.6%	6.2%	6.6%	6.8%	7.1%
Capital Resources and Liquidity
Cash provided by operating activities	$64.0	$69.5	$73.5	$172.8	$204.0
Cash used for investing activities	$(26.0)	$(14.5)	$(23.5)	$(58.7)	$(57.1)
Cash from (used for) financing activities	$1.5	$(12.3)	$(52.5)	$(46.5)	$(143.7)
Adjusted EBITDA (b)	$62.0	$95.4	$82.3	$222.2	$235.1
Free cash flow (c)	$26.4	$44.7	$40.8	$83.6	$117.2
Repayment of debt, net	$1.2	$5.7	$41.2	$32.7	$124.9
Debt	$620.4	$622.2	$741.7	$620.4	$741.7
Debt / capital	44.9%	45.8%	50.2%	44.9%	50.2%

(a)	From continuing operations; major land sales and REIT conversion costs are not annualized.

(b)	Adjusted EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation, depletion, amortization and the non-cash cost basis of land sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule G.

(c)	Free cash flow is defined as cash provided by operating activities less net custodial capital spending, dividends at prior year level, required debt repayments and the tax benefit on the exercise of stock options. Free cash flow is a non-GAAP measure of cash generated during a period that was available for discretionary capital expenditures, increasing dividends above the prior year level, repurchasing the Company’s common shares and/or reducing debt within the period. Free cash flow is not necessarily indicative of the free cash flow that may be generated in future periods. See reconciliation on Schedule H.

*	Prior year earnings per share data have been restated to reflect the June 12, 2003 three-for-two stock split.

-A-

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME*

SEPTEMBER 30, 2003 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Sales	$267.6	$295.9	$293.1	$829.4	$831.1

Costs and expenses
Cost of sales	231.8	231.3	247.8	701.4	697.4
Selling and general expenses	16.1	13.0	8.4	39.1	30.2
Other operating expense (income)	(2.0)	(2.4)	1.4	(6.0)	0.6

Operating income	21.7	54.0	35.5	94.9	102.9
Interest expense	(12.1)	(12.4)	(14.5)	(36.9)	(45.3)
Interest and miscellaneous income (expense), net	0.8	0.4	0.9	2.3	1.2

Income from continuing operations before income taxes	10.4	42.0	21.9	60.3	58.8
Income tax (expense) benefit	(2.3)	(10.3)	(6.4)	(12.3)	(16.7)

Income from continuing operations	$8.1	$31.7	$15.5	$48.0	$42.1
Discontinued operations, net	—	—	0.1	—	(0.8)

Net income	$8.1	$31.7	$15.6	$48.0	$41.3

Net income per Common Share
Basic EPS
From continuing operations	$0.19	$0.76	$0.37	$1.15	$1.01

Net income (after disc. ops)	$0.19	$0.76	$0.37	$1.15	$0.99

Diluted EPS
From continuing operations	$0.19	$0.74	$0.37	$1.13	$0.99

Net income (after disc. ops)	$0.19	$0.74	$0.37	$1.13	$0.97

Weighted average Common
Shares used for determining
Basic EPS	42,133,413	41,796,776	41,630,142	41,867,879	41,504,580

Diluted EPS	42,963,352	42,516,508	42,301,929	42,557,905	42,304,847

*	Prior year earnings per share and share data have been restated to reflect the June 12, 2003 three-for-two stock split.

-B-

RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME

SEPTEMBER 30, 2003 (unaudited)

(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Sales
Performance Fibers
Cellulose specialties	$94.3	$91.7	$97.4	$273.1	$274.6
Absorbent materials	37.6	40.4	41.7	119.4	117.9

Total Performance Fibers	131.9	132.1	139.1	392.5	392.5

Timber and Land
Timber	32.5	38.5	35.8	114.6	123.5
Land	26.8	53.1	28.2	97.5	59.9

Total Timber and Land	59.3	91.6	64.0	212.1	183.4

Wood Products	35.6	31.4	34.7	97.0	107.0
Other Operations	41.6	41.2	56.2	129.3	156.8
Intersegment eliminations	(0.8)	(0.4)	(0.9)	(1.5)	(8.6)

Total sales	$267.6	$295.9	$293.1	$829.4	$831.1

Operating income (loss)
Performance Fibers	$1.5	$2.8	$11.1	$3.1	$28.9
Timber and Land
Timber	8.4	11.6	14.2	36.7	55.8
Land	23.7	47.6	18.5	80.4	37.9

Total Timber and Land	32.1	59.2	32.7	117.1	93.7
Wood Products	(1.2)	(2.4)	(4.4)	(6.8)	(5.7)
Other Operations	(0.2)	(0.9)	(0.5)	(1.1)	(1.7)
Corporate	(11.0)	(7.9)	(3.3)	(23.9)	(15.0)
Intersegment eliminations and other (Including Corporate FX)	0.5	3.2	(0.1)	6.5	2.7

Total operating income	$21.7	$54.0	$35.5	$94.9	$102.9

-C-

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

SEPTEMBER 30, 2003 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2003	December 31, 2002
Assets
Current assets	$300.6	$228.8
Timber, timberlands and logging roads, net of depletion and amortization	999.1	1,023.2
Property, plant and equipment	1,416.4	1,387.4
Less accumulated depreciation	906.4	846.3

	510.0	541.1

Other assets	90.2	94.1

	$1,899.9	$1,887.2

Liabilities and Shareholders’ Equity
Current liabilities	$160.4	$171.8
Deferred income taxes	123.8	110.2
Long-term debt	616.8	649.6
Non-current reserves for dispositions and discontinued operations	139.4	146.3
Other non-current liabilities	98.8	99.6
Shareholders’ equity	760.7	709.7

	$1,899.9	$1,887.2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	2003	2002
Cash provided by operating activities:
Income from continuing operations	$48.0	$42.1
Depreciation, depletion, amortization and non-cash cost basis of land sold	125.1	131.0
Other non-cash items included in income	6.8	9.9
Changes in working capital and other assets and liabilities	(7.1)	21.0

	172.8	204.0

Cash used for investing activities:
Capital expenditures, net of sales and retirements	(53.3)	(57.1)
Purchase of assets previously leased	(5.4)	—

	(58.7)	(57.1)

Cash used for financing activities:
Repayment of debt, net	(32.7)	(124.9)
Dividends paid, shares issued, net	(13.8)	(18.8)

	(46.5)	(143.7)

Cash provided by discontinued operations	—	24.0

Effect of exchange rate changes on cash	(0.1)	—

Cash and cash equivalents:
Increase in cash and cash equivalents	67.5	27.2
Balance, beginning of year	18.9	14.1

Balance, end of period	$86.4	$41.3

-D-

RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

SEPTEMBER 30, 2003 (unaudited)

(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Geographical Data (Non-U.S.)
Sales
New Zealand	$23.0	$22.0	$20.2	$63.5	$57.5
Other	1.7	2.9	8.5	9.2	33.3

Total	$24.7	$24.9	$28.7	$72.7	$90.8

Operating income (loss)
New Zealand	$0.6	$1.7	$2.0	$3.8	$3.9
Other	(0.6)	(0.5)	0.1	(1.5)	(0.9)

Total	$—	$1.2	$2.1	$2.3	$3.0

Timber
Sales
Northwest U.S.	$8.9	$15.0	$9.3	$44.2	$46.9
Southeast U.S.	18.3	18.3	20.2	56.0	64.3
New Zealand	5.3	5.2	6.3	14.4	12.3

Total	$32.5	$38.5	$35.8	$114.6	$123.5

Operating income (loss)
Northwest U.S.	$1.6	$7.3	$4.5	$21.5	$32.3
Southeast U.S.	4.0	3.9	5.3	12.1	19.2
New Zealand	2.8	0.4	4.4	3.1	4.3

Total	$8.4	$11.6	$14.2	$36.7	$55.8

Adjusted EBITDA by Segment
Performance Fibers	$21.9	$22.3	$29.7	$61.7	$85.4
Timber and Land	48.1	77.6	56.8	174.2	157.9
Wood Products	2.3	0.8	(1.1)	2.8	4.2
Other Operations	(0.1)	(0.7)	0.1	(0.6)	(0.1)
Corporate and other	(10.2)	(4.6)	(3.2)	(15.9)	(12.3)

Total	$62.0	$95.4	$82.3	$222.2	$235.1

-E-

RAYONIER

SELECTED OPERATING INFORMATION

SEPTEMBER 30, 2003 (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	109	106	114	314	319
Absorbent materials, in thousands of metric tons	62	69	74	209	208
Production as a percent of capacity	97.6%	95.9%	98.3%	97.2%	98.2%
Timber and Land
Sales volume—Timber
Northwest U.S., in millions of board feet	34	67	36	178	186
Southeast U.S., in thousands of short green tons	1,150	1,144	1,165	3,488	3,597
New Zealand, in thousands of metric tons	187	148	243	446	532
Timber sales volume—Intercompany
Northwest U.S., in millions of board feet	—	—	2	—	36
Southeast U.S., in thousands of short green tons	19	2	13	24	21
New Zealand, in thousands of metric tons	40	26	16	85	39
Acres sold	5,744	12,415	14,657	37,867	37,552
Wood Products
Lumber sales volume, in millions of board feet	78	73	87	222	252
Medium-density fiberboard sales volume, in thousands of cubic meters	49	41	40	131	117

-F-

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES *

SEPTEMBER 30, 2003 (unaudited)

(millions of dollars)

	Performance Fibers	Timber and Land	Wood Products	Other Operations	Corporate and other	Total
Adjusted EBITDA
Three Months Ended
September 30, 2003
Cash provided by operating activities	$14.4	$63.7	$2.6	$(0.5)	$(16.2)	$64.0
Income tax expense	—	—	—	—	2.3	2.3
Interest expense	—	—	—	—	12.1	12.1
Working capital increases (decreases)	7.9	(11.0)	(0.2)	0.4	(14.8)	(17.7)
Other balance sheet changes	(0.4)	(4.6)	(0.1)	—	6.4	1.3

Adjusted EBITDA	$21.9	$48.1	$2.3	$(0.1)	$(10.2)	$62.0

June 30, 2003
Cash provided by operating activities	$25.7	$80.4	$(0.8)	$0.8	$(36.6)	$69.5
Income tax expense	—	—	—	—	10.3	10.3
Interest expense	—	—	—	—	12.4	12.4
Working capital increases (decreases)	(2.9)	(0.7)	1.6	(2.1)	21.5	17.4
Other balance sheet changes	(0.5)	(2.1)	—	0.6	(12.2)	(14.2)

Adjusted EBITDA	$22.3	$77.6	$0.8	$(0.7)	$(4.6)	$95.4

September 30, 2002
Cash provided by operating activities	$39.7	$61.2	$0.2	$(2.2)	$(25.4)	$73.5
Income tax expense	—	—	—	—	6.4	6.4
Interest expense	—	—	—	—	14.5	14.5
Working capital increases (decreases)	(9.5)	(0.4)	(1.1)	3.1	15.4	7.5
Other balance sheet changes	(0.5)	(4.0)	(0.2)	(0.8)	(14.1)	(19.6)

Adjusted EBITDA	$29.7	$56.8	$(1.1)	$0.1	$(3.2)	$82.3

Nine Months Ended
September 30, 2003
Cash provided by operating activities	$51.5	$193.5	$(0.4)	$5.7	$(77.5)	$172.8
Income tax expense	—	—	—	—	12.3	12.3
Interest expense	—	—	—	—	36.9	36.9
Working capital increases (decreases)	10.8	(12.4)	3.4	(6.7)	10.2	5.3
Other balance sheet changes	(0.6)	(6.9)	(0.2)	0.4	2.2	(5.1)

Adjusted EBITDA	$61.7	$174.2	$2.8	$(0.6)	$(15.9)	$222.2

September 30, 2002
Cash provided by operating activities	$91.4	$164.5	$(0.1)	$6.3	$(58.1)	$204.0
Income tax expense	—	—	—	—	16.7	16.7
Interest expense	—	—	—	—	45.3	45.3
Working capital increases (decreases)	(14.9)	(1.2)	4.9	(4.0)	8.5	(6.7)
Other balance sheet changes	8.9	(5.4)	(0.6)	(2.4)	(24.7)	(24.2)

Adjusted EBITDA	$85.4	$157.9	$4.2	$(0.1)	$(12.3)	$235.1

*	Unusual, non-trade intercompany items between the segments have been eliminated.

-G-

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

SEPTEMBER 30, 2003 (unaudited)

(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Free cash flow
Cash provided by operating activities	$64.0	$69.5	$73.5	$172.8	$204.0
Custodial capital spending, net	(18.1)	(13.2)	(21.4)	(47.3)	(49.5)
Purchase of assets previously leased	(5.4)	—	—	(5.4)	—
Dividends at prior year level	(10.1)	(10.1)	(10.0)	(30.2)	(29.9)
Required debt repayments *	(1.2)	(0.7)	(1.2)	(2.7)	(4.9)
Tax benefit on exercise of stock options	(2.8)	(0.8)	(0.1)	(3.6)	(2.5)

Free cash flow	$26.4	$44.7	$40.8	$83.6	$117.2

* The required repayments represent debt that matured and was paid during the period. In addition to the required payments, the Company made discretionary debt repayments as indicated below:
Discretionary debt repayments	$—	$5.0	$40.0	$30.0	$120.0

Custodial capital spending, net
Capital expenditures, net of sales and retirements	$20.6	$14.5	$23.5	$53.3	$57.1
Discretionary capital expenditures	(2.5)	(1.3)	(2.1)	(6.0)	(7.6)

Custodial capital spending, net *	$18.1	$13.2	$21.4	$47.3	$49.5

*	Custodial Capital Spending, net, a non-GAAP measure, is defined as capital expenditures, net of retirements, required to maintain the Company’s current earnings level over the cycle and to keep facilities and equipment in safe and reliable condition as well as in compliance with regulatory requirements.

-H-